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                                                             EXHIBIT 99 (A)(IV)

Wheat First Butcher Singer
Riverfront Plaza
901 East Byrd Street
Richmond, Virginia 23219

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

  We have been appointed by Matewan BancShares, Inc., a Delaware corporation (the "Company"), to act as Dealer Manager in connection with its offer to purchase for cash 114,500 shares of its Convertible Preferred Stock, Series A, 7.5% (the "Shares"), at a price not in excess of $26.50 nor less than $24.00 per Share, specified by the tendering shareholders, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 30, 1997, and in the related Letter of Transmittal (which together constitute the "Offer"), and we are enclosing herewith the material listed below relating to the Offer.

  THE OFFER IS CONDITIONED UPON A MINIMUM OF 100,000 SHARES BEING PROPERLY TENDERED AND NOT WITHDRAWN; HOWEVER, THE COMPANY RESERVES THE RIGHT BUT WILL NOT BE OBLIGATED TO PURCHASE A LESSER NUMBER OF SHARES IF THE MINIMUM NUMBER OF SHARES ARE NOT PROPERLY TENDERED.

  Shareholders are invited to tender Shares at prices (not in excess of $26.50 nor less than $24.00 per Share), specified by such shareholders, upon the terms and subject to the conditions of the Offer. The Company will determine a single per Share price (not in excess of $26.50 nor less than $24.00 per Share) that it will pay for the Shares properly tendered pursuant to the Offer (the "Purchase Price"), taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the Purchase Price which will allow it to buy 114,500 Shares (or such lesser number of Shares as are properly tendered at prices not greater than $26.50 nor less than $24.00 per Share) pursuant to the Offer. All Shares properly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, net to the seller in cash, upon the terms and subject to the conditions of the Offer, including the proration terms thereof. The Company will return all other Shares, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration or conditional tenders. In the event of proration, the Company will accept all Shares properly tendered at or below the Purchase Price by any shareholder who beneficially held, as of the close of business on April 29, 1997, fewer than 100 Shares and tenders all Shares owned. See Section 1 of the Offer to Purchase.

  We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee). Please bring the Offer to their attention as promptly as possible. In connection with the Offer, enclosed for your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, are copies of the following documents:

  1. Offer to Purchase, dated April 30, 1997;

  2. Letter of Transmittal for your use and for the information of your clients (together with accompanying Substitute Form W-9 Guidelines);

  3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available or if the procedure for book-entry transfer cannot be completed on a timely basis;

  4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and
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  5. Letter dated April 30, 1997, from Dan R. Moore, Chairman of the Board,
     President and Chief Executive Officer of the Company, to the Company's shareholders.

  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE

  THE OFFER PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, MAY 30, 1997, UNLESS THE OFFER IS EXTENDED.

  No fees or commissions will be payable to brokers, dealers or any other persons for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed material to the beneficial owners of Shares held by you as a nominee or in a fiduciary capacity. The Company will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

  Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Dealer Manager, Wheat First Butcher Singer, telephone (800) 999-4328 (toll-free) or (804) 649-2311 (call collect), or to the Information Agent, D.F. King & Co., Inc., telephone (800) 290-6427 (toll-free) or (212) 269-5550 (call collect).

                                              Very truly yours,

                                              Wheat First Butcher Singer

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED HEREIN.


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